Exhibit 99.1

ParkerVision, Inc. Raises Approximately $10.5 Million from Shelf Offerings

JACKSONVILLE, Fla., March 3, 2009, ParkerVision, Inc. (Nasdaq: PRKR), today announced that it has completed three separate and concurrent offerings to sell an aggregate of 5,994,963 shares of its common stock and 431,320 warrants to purchase shares of common stock under the company’s previously filed shelf registration statement, which was declared effective by the Securities and Exchange Commission on January 20, 2009.  The company received proceeds, after underwriter discounts, placement fees and other expenses of $9.6 million.  The company intends to use the proceeds to fund working capital needs.

The three offerings included the sale of the following:

1)	3,484,309 shares of common stock at a price of $1.67 per share for gross proceeds of approximately $5.8 million (“Common Offering”).

2)
2,156,600 shares of common stock at a price of $1.88 per share and immediately exercisable warrants for the purchase of 431,320 common shares at an exercise price of $1.88 per share for gross proceeds of approximately $4.04 million (“Unit Offering”).

3)	354,054 shares of common stock at a price of $1.85 per share to certain directors and officers of the company for gross proceeds of approximately $0.66 million (“Management Offering”).

Roth Capital Partners, LLC, (“Roth”) acted as the sole underwriter of the Common Offering and the Unit Offering.  In connection with these offerings, Roth has a 30-day option to purchase, in the aggregate, up to an additional 846,136 common shares and 64,698 warrants to cover over-allotments, if any.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the company and there shall not be any sale of such securities in a State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

About ParkerVision

ParkerVision, Inc. designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks.

Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks.

ParkerVision is headquartered in Jacksonville, Florida. (PRKR-I)

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Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10-K for the year ended December 31, 2007 and the Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2008. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

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